THIS SETTLEMENT AGREEMENT is made on 30 May 2020

BETWEEN:

(1)COTY MANAGEMENT B.V., a private limited liability company incorporated under the laws of the Netherlands, having its registered seat in Amsterdam, the Netherlands, and its office address at Schiphol Boulevard 393 Toren B, 1118 BJ Schiphol, the Netherlands, hereinafter: the Company; and

(2)MR GIOVANNI PIERACCIONI, born on XXX, residing at X, hereinafter: the Executive;

The Company and the Executive together referred to as the Parties and each of them individually as the Party.

WHEREAS:

a)the Executive entered into the Company’s employment with effect from 1 February 2020, having entered into the employment of one of the Company’s affiliated companies in the US as of 14 January 2019 and currently holds the position of President EMEA;

b)a difference of opinion has arisen between the Parties in relation to the policy of the Company which they have not been able to resolve;

c)the Parties have now come to the conclusion that termination of the employment is therefore inevitable;

d)the Parties emphasize that the reason for termination is not an urgent cause (dringende reden) as referred to in article 7:678 of the Dutch Civil Code, and that the initiative to terminate the employment has been taken by the Company;

e)the Parties have discussed the terms and conditions of termination of the Executive’s employment and corporate position(s) with the Company and/or with companies affiliated to the Company (the Group) and wish to hereby record their agreement in this respect in writing; and

f)by concluding this settlement agreement, the Parties intend to reach a comprehensive settlement.

IT HAS BEEN AGREED AS FOLLOWS:

1.The employment between the Company and the Executive will terminate by mutual consent with effect from 1 April 2021 (the Termination Date).

2.The Executive is entitled to terminate the employment at an earlier date than the Termination Date with effect from the end of the relevant calendar month (in which case the Termination Date for the purpose of this settlement agreement and for the end of his non-compete obligations will be deemed to be such earlier end date). Parties agree that in that case, the Severance Payment as meant in clause 6 of this agreement will be increased by a gross amount equal to the gross base salary that the Executive would have otherwise received in respect of the period from the early termination date up to 1 April 2021.

3.By signing this agreement, the Executive stands down or resigns, as the case may be, with effect from 1 June 2020, from all other employment or corporate positions he holds with the Company and/or the Group, such as supervisory and management board positions, and all other positions that the Executive holds in his capacity as representative of the Company or the Group, like memberships to branch organisations, without cancelling the membership of the relevant members of the Company or the Group to those organisations. The Executive undertakes to sign such documentation and to take such actions as may be required to give effect to the foregoing.

4.The Executive will as of 1 June 2020 be released from his duties (vrijgesteld van werkzaamheden). The Executive will in the period up to the Termination Date remain available to answer questions and use such period to correctly and properly hand over his job. In the period up to the Termination Date, the Executive shall not perform any acts that he was authorized to perform pursuant to a power of attorney granted to him or otherwise.

5.Subject to the provisions of this agreement, the Company will pay the Executive his regular salary and provide him with his regular benefits until the Termination Date. Any expenses not yet claimed and relating to the period up to the Termination Date will be reimbursed in accordance with the expense policies applicable within the Company from time to time, provided that a request for reimbursement will have been submitted to the Company ultimately on the Termination Date.

6.Within one month after the Termination Date, and provided that the Executive has complied with all of the obligations following from this agreement and the employment agreement, the Company will pay to the Executive a severance payment equal to one annual base salary (including holiday allowance) plus annual bonus at target amounting to EUR 1,190,000 gross in total (the Severance Payment). The Severance Payment is deemed to include any compensation to which the Executive may be entitled in relation to the termination of his employment, including but not limited to any transition payment (transitievergoeding) as referred to in article 7:673 of the Dutch Civil Code, compensation for any part of the applicable notice period not having been observed, and compensation for loss of income and benefits of whatever nature relating to the employment or any other positions held by the Executive with the Group, including the termination thereof, such as entitlements arising from the use of company property and contributions to private insurance and pension arrangements. The Severance Payment will be paid to the Executive in the Netherlands, less taxes and social security premiums.

7. Within one month after the Termination Date, the Company will effect a normal final payment (eindafrekening) in the Netherlands, subject to the provisions of this agreement. The Executive will be deemed to have taken up all accrued outstanding holidays in the period up to the Termination Date. The Executive’s pension will be made premium free (premievrij) in accordance with the law and the rules of the relevant pension plans. As part of the final payment, the Company will also pay to the Executive an amount of EUR 700,000 gross in the Netherlands.

8. To the extent the Executive will relocate, the conditions of relocation, as included in the Letter of Understanding (see p. 7 under “Relocation in case of termination without cause”), signed by the parties on 28 June 2019 (the LOU), will apply.

9. The Company will, in accordance with the paragraph “Tax Assistance” of the LOU (See p. 6), make available to the Executive a tax consultant to assist the Executive with his tax returns for the calendar years 2019, 2020 and 2021.

10. The Executive will in accordance with the LOU (see p. 6 under “Home Leave”) remain entitled to two roundtrip tickets from Amsterdam to New York for himself to allow him to have his medical check-up in accordance with the conditions as included in the LOU, meaning he will be entitled to two roundtrips before the Termination Date (one in 2020 and one in 2021 in the period up the Termination Date).

11. For the financial year 2020, the Executive will be paid the second half of his H1 bonus under the APP of in total USD 132,679 gross, which amount will be paid out as part of the October 2020 payroll. For the financial year 2021, the Executive will not be paid a bonus. The Executive’s rights under Coty’s Equity & Long-Term Incentive Plan (the “Plan”) will be forfeited in accordance with the rules of the plan. For the avoidance of doubt, the Parties agree that if the Termination Date occurs on 1 April 2021 (e.g., there is no early termination) and on the condition that the employee claims his rights to pension, then the termination of Executive on the Termination Date would be deemed a Retirement (as such term is defined in the Plan) for purposes of the outstanding equity awards that Executive holds on the Termination Date, and such outstanding equity awards would be treated as provided for under the Plan in the event of a termination of service upon Retirement. The Executive confirms that, except for payment of the second half of his FY 2020 H1 bonus as mentioned in this clause 11, he has no further claims with regard to any incentive compensation and/or share based benefits for any past or future period against the Company and/or the Group, the controlling shareholders and/or their ultimate beneficial owners.

12.  The Company will contribute an amount of at maximum EUR 3,000 gross exclusive of VAT towards legal fees incurred by the Executive in respect of legal assistance in connection with the termination of his employment, which amount shall be paid directly to his legal adviser(s) upon receipt by the Company of (an) original specified invoice(s) in the name of the Executive, but marked payable by the Company.

13.  Ultimately on 1 June 2020, the Executive will return to the Company and/or any other party designated by the Company all property of the Company and/or the Group, and all other items made available to him by or on behalf of the Company and/or the Group in connection with the performance of his job, including, but not limited to: any and all files, software and diskettes, credit cards, keys, documents, papers, records, notes, agenda, memoranda, plans, calendars, and other books and records of any kind and nature whatsoever containing information concerning the Company and/or the Group, their customers or operations. The Executive herewith confirms that he will not retain copies of any such property or other materials. As regards the mobile phone and computer made available to the Executive in connection with his employment with the Company, Parties agree that the Executive will be entitled to keep these (the Executive agreeing and it being understood that the Company may need, and the Executive agrees to, return them to the Company for a period of time prior to the Termination Date so that the contents thereof may be recorded by the Company solely for the purpose of fulfilling the Company’s duties in connection with ongoing litigation against the Company, following which such devices shall be returned to Executive). The Executive confirms that he will until the date of return use any company property in line with the rules and procedures applicable within the Company and/or the Group in that respect.

14.  Parties will not disclose, divulge, or communicate any negative or damaging information about each other, and in the case of the Executive, also not about the Group, the controlling shareholders and/or their ultimate beneficial owners.

15.  The Parties will keep strictly secret and confidential the existence and contents of this agreement, as well as any other information relating to the settlement or the termination of the employment agreement, unless vis-à-vis the Executive’s civil partner or the Parties’ legal advisors or in case this would be required for the proper implementation of this agreement or as a result of a legal obligation to disclose such information.

16.  Any confidentiality and intellectual property clauses as agreed upon between the Executive and the Company and/or the Group in the employment agreement and/or in the confidentiality, non-competition and non-solicitation agreement signed by the Executive on 13 January 2020 (RCA) will remain in full force after the Termination Date in accordance with their terms.

17.   The non-compete undertakings as agreed upon between the Executive and the Company in clause 7 of the RCA will lapse as of the Termination Date. However, the non-solicitation and non-poaching undertakings as agreed upon between the Executive and the Company and/or the Group in the employment agreement and/or the RCA will remain in full force after the Termination Date in accordance with their terms and including the penalties agreed in case of violation. The Executive confirms that the Severance Payment in clause 6 provides a reasonable compensation for these undertakings as meant in article 7:653, subsection 5 of the Dutch Civil Code.

18. The Executive confirms that he will change any social media profiles (LinkedIn, Facebook, Twitter and any other relevant media being applicable) ultimately at the Termination Date, so that is unambiguously clear that the Executive is no longer employed by the Company. In addition, the Executive shall ensure that the information provided in any of his social media profiles concerning his employment with the Company is accurate, including but not limited to the position, tasks and responsibilities and the duration of the employment.

19. Subject to the provisions of this agreement, the Parties hereby reciprocally grant each other full and final discharge as regards any rights or claims they may have related to the Executive’s employment and actuation and/or any other positions he holds with the Company and/or the Group, or the termination thereof.

20. The Executive has been advised by the Company to seek professional legal advice before accepting the terms and conditions as laid down in this agreement, and the Executive confirms that he fully understands the terms and conditions of this agreement and is fully aware of all of the implications arising therefrom.

21. The Executive declares that he has at the time of signing of this agreement not been made an offer of employment or engagement by another employer or has a concrete expectation of such offer being made and/or accepted such offer. This declaration is essential for the Company and to the extent it appears the declaration given by the Executive is false, the Executive will not be entitled to the Severance Payment, whilst all other provisions of this agreement remain in full force and effect.

22. If the Executive becomes incapacitated for work before the Termination Date, this does not change the arrangements made in this agreement. If the Executive becomes ill prior to the Termination Date or within four weeks after the Termination Date, the Executive shall immediately report this to the Company in writing and provide his contact details. The Executive will be obliged to (i) report to the company doctor upon first request, (ii) at all times provide his full cooperation to applicable reintegration obligations, and (iii) provide the Company with all information which it needs to submit to the Executive Insurance Agency (UWV) or other relevant authorities in this respect. If the Executive does not comply with the applicable reintegration obligations, the right of continued payment of wages shall cease. If the Executive is eligible for benefit under the Dutch Sickness Benefit Act (Ziektewet) or Work and Income (Capacity for Work) Act (WIA) or the Return to Work (Partially Disabled Persons) Regulations (WGA), the Executive must strictly comply with the rules and regulations in respect of sickness and incapacity for work as issued by the UWV.

23. All amounts payable under this agreement are gross amounts. The Executive will bear all regular wage tax and income tax, as well as any employee social security contributions due in relation to all the amounts payable and benefits granted under this agreement and indemnify and hold harmless the Company and any company of the Group for all these taxes and premiums payable in respect of such amounts. For the avoidance of doubt, this indemnification will not apply to any other taxes, interest and penalties payable by the Company and/or any company of the Group in respect of the amounts payable and benefits granted under this agreement.

24. This agreement constitutes a settlement agreement (vaststellingsovereenkomst) in accordance with Article 7:900 and further of the Dutch Civil Code. The Parties to this agreement irrevocably waive their right to seek rescission and/or annulment of this agreement. Notwithstanding the above, the Executive has the right to within two weeks after the date of this agreement, revoke his agreement to this settlement in accordance with article 7: 670b, subsection 2 of the Dutch Civil Code by means of a written statement to the Company to that effect.

25. This agreement represents the entire understanding and agreement reached between the Parties in respect of the termination of the Executive’s employment and corporate position(s) with the Company and/or the Group. This agreement supersedes all previous agreements, both oral and in writing, including correspondence, in relation to such subject matters. Modifications and/or amendments to this agreement shall only be valid if agreed in writing between the Parties.

26. This agreement shall be governed by and construed in accordance with the laws of the Netherlands.

27. All disputes arising out of or in connection with this agreement shall be submitted in the first instance to the competent court in Amsterdam.

In witness whereof this agreement was executed in duplicate and signed by the Parties:

[SIGNATURE PAGE TO FOLLOW]

For Coty Management B.V.: For acceptance:

/s/ Kristin Blazewicz     /s/ Giovani Pieraccioni
Name: Kristin Blazewicz Gianni Pieraccioni
Date: May 30, 2020 Date: May 30, 2020